Exhibit 10.9

AMENDED AND RESTATED

EXECUTIVE SUPPLEMENTAL EMPLOYMENT AGREEMENT

AMENDED AND RESTATED AGREEMENT by and between HIGHWOODS PROPERTIES, INC., a Maryland corporation (the “Company”), and Michael E. Harris (the “Executive”), effective as of April 13, 2007.

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to ensure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 1) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

SECTION 1.	Certain Definitions.

(a)       The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b)       The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

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Exhibit 10.9

(c)	For purposes of this Agreement, a “Change of Control” shall mean:

(i)        The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (I) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (IV) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (I), (II) and (III) of subsection (i) of this Section 1(c) are satisfied; or

(ii)      Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)     Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (a) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions, as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such

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Exhibit 10.9

reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv)      Approval by the stockholders of the Company of (a) a complete liquidation or dissolution of the Company or (b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (I) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (II) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (III) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

(d)       “Separation from Service, “Termination of Employment,” “Terminates Employment” and similar terms mean the date that Executive separated from service within the meaning of section 409A of the Code. Generally, Executive will separate from service if the Executive dies, retires, or otherwise has a Separation from Service with the Company, determined in accordance with the following:

(i)        Leaves of Absence. The employment relationship is treated as continuing intact while Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as Executive retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the

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Exhibit 10.9

Company. If the period of leave exceeds six (6) months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period.

(ii)      Dual Status. Generally if Executive performs services both as an employee and an independent contractor, Executive must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in the Treasury Regulations, to be treated as having a Separation from Service. However, if Executive provides services to the Company as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Agreement pursuant to Treasury Regulation Section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether Executive has a Separation from Service as an employee for purposes of this Agreement.

(iii)                 Separation from Service. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (whether as an employee or as an independent contractor except as provided in the preceding paragraph) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in the preceding paragraph) over the immediately preceding thirty six (36) month period (or the full period of services to the Company if Executive has been providing services to the Company less than thirty six (36) months). For periods during which Executive is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph Executive is treated as providing bona fide services at a level equal to the level of services that Executive would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which Executive is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this paragraph (including for purposes of determining the applicable thirty six (36) month (or shorter) period).

(iv)      Service with Related Companies. For purposes of determining whether a Separation from Service has occurred under the above provisions, the “Company” shall include the Company and all Related Companies. “Related Company” means: (1) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b) that includes the Company); and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section

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Exhibit 10.9

414(c) with the Company. For purposes of applying Code Sections 414(b) and (c), 50% is substituted for the 80% ownership level..

(e)       “Related Company” means: (1) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b) that includes the Company); and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c) with the Company. For purposes of applying Code Sections 414(b) and (c), 50% is substituted for the 80% ownership level.

SECTION 2.   Employment Period. The term of this Agreement shall commence on the Effective Date and end on the third anniversary of such date (the “Employment Period”), subject to the termination provisions in Sections 4 and 5 herein.

SECTION 3. Terms of Employment.

(a)	Position and Duties.

(i)        During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office which is the headquarters of the Company and is less than 35 miles from such location.

(ii)      During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not hereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)	Compensation.

(i)        Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid in equal

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Exhibit 10.9

installments on a monthly basis, at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company and its affiliated companies in respect of the twelvemonth period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii)      Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the average bonus paid or payable, including by reason of any deferral, to the Executive (or, if the Executive has been employed by the Company for less than three full fiscal years, then the average bonus paid or payable to the executive officer who was employed by the Company in a similar capacity as the Executive during such three full fiscal years) by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (the “Recent Average Bonus”). Without limitation, for purposes of this Agreement, the terms “Annual Bonus” and “Recent Average Bonus” shall be deemed to include amounts earned (whether or not paid) with respect to any applicable period under any Non-Equity Incentive Plan (as such term is defined in Item 402(a)(6)(iii) of Regulation S-K promulgated under the Exchange Act and the Securities Act of 1933, as amended, including any successor thereto). Each such Annual Bonus shall be paid within 2 ½ months following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect, pursuant to a plan of nonqualified deferred compensation adopted by the Company, if any, under which the Annual Bonus may be deferred, to defer the receipt of such Annual Bonus.

(iii)     Special Bonus. In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, if the Executive remains employed with the Company and its affiliated companies through the first anniversary of the Effective Date, the Company shall pay to the Executive a special bonus (the “Special Bonus”) in recognition of the Executive’s services during the crucial oneyear transition period following the Change of Control in cash equal to the sum of (A) the Executive’s Annual Base Salary and (B) the greater of (1) the Annual Bonus paid or payable, including by reason of any deferral, to the Executive for the most recently completed fiscal year during the Employment Period, if any, and (2) the Recent Average Bonus (or, if the Executive has been employed by the Company for less than three full fiscal years, then the average bonus paid or payable to the executive officer who was employed by the Company in a similar capacity as the Executive during such three full fiscal years) (such greater amount

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Exhibit 10.9

shall be hereinafter referred to as the “Highest Annual Bonus”). The Special Bonus shall be paid no later than 30 days following the first anniversary of the Effective Date.

(iv)      Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(v)       Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(vi)      Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date, or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vii)   Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits no less favorable, in the aggregate, than the plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date, or if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

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Exhibit 10.9

(viii)  Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(ix)      Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

SECTION 4.	Termination of Employment.

(a)       Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 10(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive is: (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12)months; or (2) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12)months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(b)       Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” occurs when the Executive does any of the following:

          (i)        is convicted of a felony involving moral turpitude under federal, state or local law;

          (ii)     materially breaches the Executive’s obligations under Section 3(a) (other than as a result of incapacity due to physical or mental illness) that is demonstrably

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Exhibit 10.9

willful and deliberate on the Executive’s part, that is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and that is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach); and/or

          (iii)    is convicted of any applicable local, state or federal law or Company policy related to discrimination or harassment.

(c)       Good Reason; Window Period. The Executive’s employment may be terminated (i) during the Employment Period by the Executive for Good Reason or (ii) during the Window Period by the Executive without any reason. For purposes of this Agreement, the “Window Period” shall mean the 90-day period immediately following the first anniversary of the Effective Date. For purposes of this Agreement, “Good Reason” shall mean:

(i)        the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirement), authority, duties or responsibilities as contemplated by Section 3(a) or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)      any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)     the Company’s requiring the Executive to be based at any office or location other than that described in Section 3(a) (i) (B);

(iv)      any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v)       any failure by the Company to comply with and satisfy Section 9(c), provided that such successor has received at least ten days’ prior written notice from the Company or the Executive of the requirements of Section 9(c).

For purposes of this Section 4(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.

(d)       Notice of Termination. Any termination by the Company for Cause, or by the Executive without any reason during the Window Period or for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement

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Exhibit 10.9

relied upon, (ii) to the extent applicable sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder. Executive shall be required to provide notice to the Company of the existence of any condition that constitutes Good Reason within 90 days of the initial existence of the condition, and upon the receipt of such notice the Company shall have a period of 30 days during which it may remedy the condition.

(e)      Date of Termination. “Date of Termination” means the date the Executive experiences a Separation from Service.

SECTION 5.	Obligations of the Company upon Termination.

(a)       Good Reason or during the Window Period; Other than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment either for Good Reason or without any reason during the Window Period:

(i)        the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(A)      the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Highest Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) the Special Bonus, if due to the Executive pursuant to Section 3(b)(iii), to the extent not theretofore paid, and (4) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”); and

(B)      the amount (such amount shall be hereinafter referred to as the “Severance Amount”) equal to the product of (1) 2.99 and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; provided, however, that if the Special Bonus has not been paid to the Executive, such amount shall be increased by the amount of the Special Bonus; and

(C)      a separate lump-sum supplemental retirement benefit (the amount of such benefit shall be hereinafter referred to as the “Supplemental Retirement Amount”) equal to the difference between (1) the lump sum actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Company’s

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Exhibit 10.9

Retirement Plan (or any successor plan thereto) (the “Retirement Plan”) during the 90day period immediately preceding the Effective Date) of the benefit payable under the Retirement Plan and any supplemental and/or excess retirement plan of the Company and its affiliated companies providing benefits for the Executive (the “SERP”) which the Executive would receive if the Executive’s employment continued at the compensation level provided for in Sections 3(b)(i) and 3(b)(ii) for the remainder of the Employment Period, assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to the Executive than those in effect during the 90day period immediately preceding the Effective Date, and (2) the lump sum actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Retirement Plan during the 90day period immediately preceding the Effective Date) of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP; and

(ii)      for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits other than health and dental benefits to the Executive and/or the Executive’s family at least equal in the aggregate to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(v) if the Executive’s employment had not been terminated (such continuation of benefits and the continuation of health and dental benefits pursuant to Section 5(a)(iii), in each case for the applicable period set forth, shall be hereinafter referred to as “Welfare Benefit Continuation”); and

(iii)     during the Employment Period and continuing thereafter until the date the Executive becomes eligible for Medicare, the Company shall provide health and dental benefits for the Executive (and the Executive’s spouse and dependents if desired by the Executive and if the spouse does not have any health benefits through a current or former employer), at least equal in the aggregate to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(v) if the Executive’s employment had not been terminated, and for the same cost to Employee that would have applied under Section 3(b)(v) if the Executive’s employment had not been terminated. If the Executive becomes re-employed with another employer and is eligible to receive health and dental benefits under another employer-provided plan, the health and dental benefits described herein shall be secondary to those provided under such other plan. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period. Such benefits may be provided through a group health plan or through one or more individual insurance policies. In addition, The Company shall pay to the Executive a “Tax Gross Up.” “Tax Gross Up” means an additional amount (the “Additional Payment”) such that the cost of any coverage and benefits provided pursuant to this Section 5(a)(iii), after deduction of any Tax and Expenses related thereto (as defined below) and Tax and Expenses imposed upon the Additional Payment, does not exceed the amount set forth above in this Section 5(a)(iii). The term “Tax and Expenses” means any federal, state

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Exhibit 10.9

and local income and employment tax, together with any interest or penalties imposed with respect to such taxes. The Company shall pay the applicable Additional Payment as and when the Tax and Expenses are incurred, subject to Section 10(h). The Additional Payment shall be paid in accordance with Section 409A of the Code, to the extent applicable.

(iv)       to the extent not otherwise paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive’s family any other amounts or benefits pursuant to the terms of any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other peer executives of the Company and its affiliated companies and their families during the 90day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally thereafter with respect to other peer executives of the Company and its affiliated companies and their families (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(v)       to the extent not otherwise provided for herein, all options, warrants or other rights to acquire capital stock of the Company and any stock appreciation rights plan or other similar plan benefits held by or for the benefit of the Executive shall become fully vested and eligible for immediate exercise.

(vi)      Notwithstanding anything contained in this Agreement to the contrary, if the Executive is a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date of Separation from Service (other than a Separation from Service due to death), then any payment, benefit or entitlement provided for in this Agreement that is payable during the first six months following the date of Separation from Service shall be paid or provided to the Executive in a lump sum cash payment to be made on the earlier of (a) the Executive’s death or (b) the first business day (or within 30 days after such first business day) of the seventh calendar month immediately following the month in which the date of Separation from Service occurs. If any payment is delayed pursuant to this provision, the Company shall pay interest at the rate described below on the postponed payments from the date the payment would have been due but for this provision to the date on which such amounts are paid. Interest shall be credited at an annual rate equal to the greater of 6% or the Prime Rate, as determined by the Company, in effect on the first day of such delay compounded annually.

(b)       Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits (excluding, in each case, Death Benefits (as defined below)) and (ii) payment to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the greater of (A) the sum of the Severance Amount and the Supplemental Retirement Amount and (B) the

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Exhibit 10.9

present value (determined as provided in Section 280G(d)(4) of the Code) of any cash amount to be received by the Executive or the Executive’s family as a death benefit pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies, but not including any proceeds of life insurance covering the Executive to the extent paid for directly or on a contributory basis by the Executive (which shall be paid in any event as an Other Benefit) (the benefits included in this clause (B) shall be hereinafter referred to as the “Death Benefits”).

(c)       Disability. If the Executive becomes Disabled during the Employment Period, the Company’s only obligation to the Executive will be (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of disability) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits and (ii) payment to the Executive in a lump sum in cash within 30 days following the Date of Disability of an amount equal to the sum of the Severance Amount and the Supplemental Retirement Amount.

(d)       Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period, excluding a termination either for Good Reason or without any reason during the Window Period, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(e)       Non-exclusivity of Rights. Except as provided in Sections 5(a)(ii), 5(b) and 5(c), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect any rights the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

SECTION 6.	Full Settlement; Resolution of Disputes.

(a)       The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the

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Exhibit 10.9

amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), provided that the Executive takes and maintains his position in good faith; plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

(b)       If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 5(a) as though such termination were by the Company without Cause, or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amount pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled. If the Executive has maintained his or her position in the dispute in good faith (in the sole opinion of the court, which for this purpose shall include any mediator or arbitrator, if the dispute is settled through mediation or arbitration), the Company shall reimburse the Executive for any attorneys’ fees and expenses incurred by the Executive with respect to such dispute related to this Agreement, and including any actions taken by either party to appeal or enforce the judgment rendered therein. Such reimbursement shall be made by direct payment to the Executive upon delivery to the Company of valid invoices and/or receipts relating to such attorneys’ fees and expenses.

SECTION 7.	Certain Additional Payments by the Company.

(a)       In the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall pay to the Executive an additional amount (the “Additional Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax and Expenses (as defined below), and any federal, state and local income tax, employment tax (“Other Taxes”) and Excise Tax and Expenses imposed upon the Additional Payment, shall be equal to the Payment. The term “Excise Tax and Expenses” means the excise tax

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Exhibit 10.9

imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)       All determinations to be made under this Section 7 shall be made by an independent registered public accounting firm selected by the Company immediately prior to the Change of Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Employee within ten (10) days of the Change of Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Employee.

(c)       The Company shall pay the applicable Additional Payment as and when the Excise Tax and Expenses are incurred on a Payment, subject to Section 10(h). The Additional Payment shall be paid in accordance with Section 409A of the Code, to the extent applicable. If the amount of an Additional Payment cannot be fully determined by the date on which the applicable portion of the Payment becomes subject to the Excise Tax and Expenses (“Payment Date”), the Company shall pay to the Employee by the Payment Date an estimate of such Additional Payment, as determined by the Accounting Firm, and the Company shall pay to the Employee (or the Employee shall pay to the Company) any difference between the estimated payment and the actual Additional Payment due hereunder (if any) as soon as the amount can be determined, but in no event later than twenty (20) days before Employee is obligated to remit the Excise Tax and Expenses.

(d)       All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

(e)       The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)        give the Company any information reasonably requested by the Company relating to such claim,

(ii)      take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without

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Exhibit 10.9

limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)     cooperate with the Company in good faith in order effectively to contest such claim,

(iv)      permit the Company to participate in any proceedings relating to such claim; and

(v)	agree to extend any statute of limitations;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an aftertax basis, for any Excise Tax and Expenses and Other Taxes imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an aftertax basis, from any Excise Tax and Expenses and Other Taxes imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f)       If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to

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Exhibit 10.9

be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

SECTION 8.   Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

SECTION 9.	Successors.

(a)       This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)       This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)       The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

SECTION 10. Miscellaneous.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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Exhibit 10.9

(b)       All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604-1051
Attention: Michael E. Harris

If to the Company:	Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604-1051
Attention: Chairman of the Board of Directors

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)       The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)       The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)       The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(v), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)       The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive’s employment with the Company terminates, then the Executive shall have no further rights under this Agreement.

(g)       Payments under this Agreement shall be in lieu of payment under any other separation pay plan or arrangement for which the Executive may otherwise be eligible. Notwithstanding the terms of any such other separation pay plan or arrangement, the Executive agrees that he shall not be eligible for any benefits thereunder.

(h)       Any reimbursements, gross-ups or in-kind benefits to be provided pursuant to this Agreement (including but not limited to Sections 3(b)(v), 3(b)(vi),

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Exhibit 10.9

3(b)(vii), 5(a)(iii), 6, and 7) that are taxable to Executive shall be subject to the following restrictions: (a) each reimbursement or gross-up must be paid no later than the last day of the calendar year following the Executive’s tax year during which the expense was incurred or tax was remitted, as the case may be; (b) the amount of expenses or taxes eligible for reimbursement, or in kind benefits or gross-ups provided, during a tax year of the Executive may not affect the expenses or taxes eligible for reimbursement, or in-kind benefits or gross-ups to be provided, in any other tax year of the Executive; (c) the period during which any reimbursement or gross-up ay be paid or in-kind benefit may be provided is the later of ten years after termination of this Agreement or in the case of reimbursements or gross-ups related to any Excise Tax and Expenses, the expiration of all applicable statutes of limitation for the collection of such Excise Tax and Expenses; and (d) the right to reimbursement, gross-up or in-kind benefits is not subject to liquidation or exchange for another benefit.

SECTION 11. Termination of Previous Executive Supplemental Employment Agreement. Each of the parties hereto agrees that the Executive Supplemental Employment Agreement between the Company and the Executive, dated as of January 17, 1999, and the First Amendment to Executive Supplemental Employment Agreement between the Company and the Executive, dated as of April 1, 2004 (collectively and as amended, the “Prior Agreement”), has been terminated concurrently with the execution of this Agreement and that none of the provisions of the Prior Agreement shall be deemed to survive the execution of this Agreement in any respect.

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Exhibit 10.9

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Michael E. Harris

Michael E. Harris

HIGHWOODS PROPERTIES, INC.

By:	/s/ Edward J. Fritsch

Name:	Edward J. Fritsch

Title:	President and Chief Executive Officer

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